Exhibit 5

OPINION OF COUNSEL

April 5, 2000

ARV Assisted Living, Inc.
245 Fischer Avenue
Suite D-1
Costa Mesa, California 92626

     Re:  Registration on Form S-8 of ARV Assisted Living, Inc.
          (the "Company")

Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,400,000 shares of Common Stock of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated as of May 14, 1998, as amended, with ChaseMellon Shareholder Services, as rights agent (together with the Common Stock, the "Shares"), to be issued pursuant to the 1999 Stock Option and Incentive
Plan of ARV Assisted Living, Inc. (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Shares will be validly issued, and the Common Stock will be fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                                Respectfully submitted,

                                /s/ Bernard Wheeler-Medley

                                Bernard Wheeler-Medley
                                Vice President & Associate
                                General Counsel

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